EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 1998, which appears on page 49 of the 1997 Annual Report to Shareholders of Anheuser-Busch Companies, Inc., which is incorporated by reference in Anheuser-Busch Companies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-1 of such Annual Report on Form 10-K. We also consent to references to us under the heading "Interests of Named Experts and Counsel."



PRICEWATERHOUSECOOPERS LLP

St. Louis, Missouri
January 27, 1999